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                                                                      EXHIBIT 11

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                              FISCAL       FISCAL
                                                               1995         1996
                                                              -------     --------
Income before extraordinary item............................  $20,727     $ 48,080
                                                              =======     ========
Net income..................................................  $20,727     $ 37,659
                                                              =======     ========
Weighted average shares outstanding:
  Common stock..............................................   80,100      100,741
  Assumed conversion of stock options and warrants..........    6,714(1)     2,314(2)
                                                              -------     --------
     Total shares...........................................   86,814      103,055
     Earnings per share -- before extraordinary item........  $  0.24     $   0.47
                                                              =======     ========
     Earnings per share -- net income.......................  $  0.24     $   0.37
                                                              =======     ========

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(1) Stock options and warrants granted subsequent to January 1, 1995 to the date of the Initial Public Offerings (using the treasury stock method and the initial offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 2, 1995.
(2) Stock options and warrants granted subsequent to December 31, 1995 to the date of the Initial Public Offerings (using the treasury stock method and the initial offering price of $18 per share) have been included in the computation of common and common equivalent shares as if they were outstanding since January 1, 1996.